Exhibit 24.1

DIRECTOR SIGNATURES AND POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brad Poulos and Gary Hokkanen, and each or either of them, his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement on Form SB-2, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Brian Usher Jones	Dated: August 30, 2006
Brian Usher Jones, Director

/s/ Stephen Dulmage	Dated: August 29, 2006
Stephen Dulmage, Director

/s/ Glenn J. Poulos	Dated: August 29, 2006
Glenn J. Poulos, Director

/s/ David Valliere	Dated: August 30, 2006
David Valliere, Director